                                                EXHIBIT 21

Subsidiaries of HomeStreet, Inc.

Subsidiary	Jurisdiction of Incorporation or Organization
HomeStreet Bank	WA
HomeStreet Statutory Trust I	DE
HomeStreet Statutory Trust II	DE
HomeStreet Statutory Trust III	DE
HomeStreet Statutory Trust IV	DE

Subsidiaries of HomeStreet Bank

Subsidiary	Jurisdiction of Incorporation or Organization
Continental Escrow Company	WA
Union Street Holdings LLC	WA
HS Properties Inc.	WA
HomeStreet Foundation	WA
HS Evergreen Corporate Center LLC	WA